August 9, 2000



ACM Government Income Fund, Inc.
1345 Avenue of the Americas
New York, New York  10105

Ladies and Gentlemen:

         We have acted as counsel to ACM Government Income Fund, Inc., a Maryland corporation ("ACM I"), in connection with the proposed transfer of all the assets and liabilities of ACM Government Securities Fund, Inc. ("ACM II"), and ACM Government Spectrum Fund, Inc. ("ACM III") and ACM Government Opportunity Fund, Inc. ("ACM IV"), each a Maryland corporation, to ACM I and the issuance of shares, par value $.01 per share, of Common Stock of ACM I ("Shares"), pursuant to proposed Agreements and Plans of Acquisition and Liquidation (the "Agreements") between ACM I and ACM II, ACM I and ACM III, and ACM I and ACM IV, respectively.

         We have examined the Charter and By-Laws of ACM I, and a copy of its Registration Statement on Form N-14 of which this opinion forms a part (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"). In addition, we have examined and relied upon a certificate of the Assistant Secretary of ACM I certifying that the Agreements presented to us are in the form approved by the Board of Directors of ACM I and further certifying the resolutions of the Board of Directors of ACM I approving the Agreements and authorizing the issuance of the Shares pursuant thereto. We have also examined and relied upon such corporate records of ACM I and other documents and certificates with respect to factual matters as we have deemed
necessary to render the opinion expressed herein.   We have
assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.





         Based on such examination, we are of the opinion and so advise you that the Shares of ACM I to be issued in accordance with the terms of the Agreements, to the extent that the number of Shares to be issued by ACM I and distributed to shareholders of ACM II, ACM III and ACM IV, does not exceed the number of authorized and unissued shares on the issuance date, when so issued, will constitute validly issued, fully paid and nonassessable shares under the laws of the State of Maryland.

         We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the captions "Summary - Federal Income Tax Consequences" and "Information About the Proposed Transactions - Federal Income Tax Consequences" in the Prospectus/Proxy Statement included therein, and under the caption "General Information - Counsel" contained in the Statement of Additional Information of ACM I also included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by
Section 7 of the 1933 Act.

         Please be advised that we are opining as set forth above as members of the bar of the State of New York. This opinion does not extend to the securities or "blue sky" laws of any state. As to the matters of Maryland law underlying the foregoing opinion, we have relied on the opinion of Ballard, Spahr Andrews & Ingersoll, LLP, dated August 8, 2000, a copy of which is included in the Registration Statement as Exhibit 11(b).

                             Very truly yours,























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